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Gatsby I Company Update


Gatsby

Gatsby surpasses $50M of transactions on the platform

This past October was a new record for the options market - over 583M calls and puts were traded in the U.S., representing a 48% YoY industry growth. Gatsby is pleased to announce it recently crossed 200K contracts traded on the platform since launching last December, representing more than $50M of transactions.

Gatsby's Co-Founder & Co-CEO, Ryan Belanger-Saleh, comments on this growth: "Options volume has started to surge again - this is driven primarily by the pandemic and volatility of the stock market as well as uncertainty around the U.S. presidential election."

Gatsby is on a mission to create a new, simpler, commission-free way for younger investors to trade options. **The company's existing investors include Barclays, Techstars, Rosecliff Ventures, SWS Ventures, Irish Angels, and Plug & Play Ventures.**

The campaign has surpassed $2.1M in reservations.

RESERVE SHARES

Bonus Perks

All investors who reserve shares and later purchase their reserved shares will receive bonus perks. Learn more.

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It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Gatsby is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission")

and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gatsby: https://www.seedinvest.com/gatsby

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Reservation Perks


$172.38
BUY PUTS
BUY CALLS
ME
EVERYONE
NEWS
TRADE
Apple Inc.
Twitter Inc.
$172.38
BUY PUTS
BUY CALLS

Gatsby | Exclusive Investor Perks During Reservation Period

Gatsby is aiming to democratize the options markets with a simple, social, and gamified options trading app.

The company recently started accepting reservations as it awaits qualification by the SEC. By confirming a reservation, you will have the opportunity to purchase shares after the company is qualified and ahead of its public launch. **In addition, investors that reserve shares will receive the investment tier above their investment amount.** For example, a reservation of $1,000 - $4,999 that converts to an investment will earn perks for the $5,000 - $14,999 tier.

Perks include:

- Free trading credit in your Gatsby account
- Early access to product betas
- Participation in annual investor call with management team

- Gatsby swag (t-shirt, hat, or sweatshirt)
- Private tour of the Gatsby headquarters in New York

The reservation campaign has surpassed $2.2M.

LEARN MORE

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Gatsby is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gatsby: https://www.seedinvest.com/gatsby

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Deal Updates & Highlights

Hi James,

In case you missed it, here's a roundup of recently announced deal updates. Additionally, we recently launched a "Follow" button. **Be sure to click the "Follow" button on any company's profile page that you are interested in.** Read more here.

Miso Robotics' expansion from White Castle covered in 40+ unique articles, achieving over 1B impressions - plus campaign closing next Friday

Since the announcement of its expansion with White Castle, Miso Robotics has received press in over 40 original articles. The press has covered the success of the pilot, emphasizing how Flippy is benefitting White Castle team members and customers by making it easier to socially distance, helping staff during long night shifts, and getting customers safe, contactless food. The features include: Forbes, Eater and Thrillist. **Learn more**

Caliber's opportunity zone fund could aid in COVID-19 recovery

As the COVID-19 pandemic has disproportionately impacted low-income communities, the White House believes qualified opportunity zones (QOZs) could be an important component for economic recovery. Caliber has already established a Tax Advantaged Opportunity Zone fund, designed to acquire, redevelop, and manage a portfolio of diversified commercial properties located in federally designated QOZs. **Learn more**

NASDAQ features Cytonics & Virtuix

NASDAQ.com, a market intelligence platform providing investors with insight into the public and private capital markets, recently featured Cytonics & Virtuix.

- The Cytonics feature details the company's lead drug candidate (CYT-108) for treating osteoarthritis and how it could potentially treat COVID-19 symptoms. Specifically, the author also discusses the recent hiccups of COVID-19 vaccine trials, CYT-108's comparison to remdesivir, and Cytonics' fundraise on SeedInvest. **Learn more**
- The Virtuix article discusses the $9.3B VR market and companies like Facebook and Sony that are investing in the space. "Even with VR headsets, the gaming platform has generally been dominated by flat, two-dimensional experiences. With Virtuix, gamers finally have the immersive experience they've been longing for." **Learn more**

Gatsby surpasses $50M of transactions on the platform

This past October was a new record for the options market - over 583M calls and puts were traded in the U.S., representing a 48% YoY industry growth. Gatsby is pleased to announce it recently crossed 200K contracts traded on the platform since launching last December, representing more than $50M of transactions. **Learn more**

Techmetics named as a top company addressing healthcare needs during the COVID-19 pandemic

Startus-Insights recently listed Techmetics Robotics as one of the top five companies amongst 395 companies addressing healthcare needs during the pandemic. This year, Techmetics, provider of end-to-end robotics solutions for healthcare, hospitality, and manufacturing industries, introduced a new product and enhanced their existing robots to support industries during the COVID-19 pandemic. **Learn more**

Browse all our deals. Learn more about all our investment opportunities.

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Caliber, Cytonics, and Miso Robotics are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Caliber: https://www.seedinvest.com/calibercos, Cytonics: https://www.seedinvest.com/cytonics, Miso Robotics: https://www.seedinvest.com/miso.robotics

Verdigris, and Techmetics Robotics are offering securities under Rule 506(b) of Regulation D through SI Securities. Additional information may be obtained from:: Verdigris: https://www.seedinvest.com/verdigris, Techmetics Robotics: https://www.seedinvest.com/techmetics.robotics

Gatsby, and Virtuix are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gatsby: https://www.seedinvest.com/gatsby, Virtuix: https://www.seedinvest.com/virtuix

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Reminder

Hi James,

We noticed that you started the reservation process for Gatsby, but have yet to complete the process. Please note, if you have any questions for the company, you may post them on the discussion forum here.

If you would like to complete a reservation you may do so via the link below. **By completing a reservation, you will be able to confirm your investment ahead of the public launch and receive bonus perks.**

COMPLETE RESERVATION

Questions for SeedInvest? Email us. We're happy to help.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor

perks before making an investment.

Gatsby is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gatsby: https://www.seedinvest.com/gatsby